As filed with the Securities and Exchange Commission on May 15, 1996
                                                     Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            JONES APPAREL GROUP, INC.
               (Exact name of registrant as specified in charter)


        Pennsylvania                                        06-0935166
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)


                             250 Rittenhouse Circle
                          Bristol, Pennsylvania  19007
                                 (215) 785-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                             1996 Stock Option Plan
                              (Full Title of Plan)


                      Herbert J. Goodfriend, Vice Chairman
                            Jones Apparel Group, Inc.
                             250 Rittenhouse Circle
                          Bristol, Pennsylvania  19007
                                 (215) 785-4000
         (name and address, including zip code and telephone number, including area code of agent for service)


                                   Copies to:

                              Brian Brodrick, Esq.
                   Phillips Nizer Benjamin Krim & Ballon LLP
                                666 Fifth Avenue
                            New York, New York 10103
                                 (212) 977-9700


                        CALCULATION OF REGISTRATION FEE

                                             Proposed        Proposed
                                             Maximum         Maximum          Amount of
Title of Securities           Amount to be   Offering Price  Aggregate        Registration
to be Registered              Registered(1)  Per Share       Offering Price   Fee(2)
Common Stock, $0.01 par
value.......................  2,000,000      $54.0625        $108,125,000     $37,284.48

(1) An indeterminate number of shares of Common Stock are registered hereunder, which may be issued as provided in the various options, in the event provisions against dilution become operative. No additional registration fee is included for these shares.

(2)  The registration fee is based upon the average of the high and low sales prices for the Common Stock of $54.0625 on May 10, 1996 as prescribed by Rule 457(c).


                             PART II

Item 3.  Incorporation of Documents by Reference.

     The following documents which have been filed by Jones Apparel Group, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission"), are hereby incorporated by reference in this Registration
Statement:

     1.   Annual Report on Form 10-K for the fiscal year ended December 31,
          1995.

     2.   Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     3. The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing such documents.

     The Registrant will provide without charge to any Plan participant, at the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to Wesley R. Card, Chief Financial Officer, Jones Apparel Group, Inc., 250 Rittenhouse Circle, Bristol, Pennsylvania 19007
(Tel. No. 215-785-4000).

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Names Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

     As permitted by the Pennsylvania Business Corporation Law, Section 8.1 of the Registrant's By-laws provides that a director of the Registrant shall not be personally liable for monetary damages for any action taken or failed to be taken, other than as expressly provided in the Pennsylvania Business Corporation Law. Furthermore, Section 8.2 of the Registrant's By-laws provides that the Registrant shall indemnify each officer and director to the full extent permitted by the Pennsylvania Business Corporation Law, and shall pay and advance expenses for any matters covered by such indemnification.

     Section 1741 of the Pennsylvania Business Corporation Law provides that the Registrant shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 1742 of the Pennsylvania Business Corporation Law provides that the Registrant shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the country in which the registered office of the corporation is located or the court in which the action was brought determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

     The Registrant also maintains a policy of directors' and officers' liability insurance.


Item 7.  Exemption From Registration Claimed.

     Not Applicable.


Item 8.  Exhibits.

Exhibit
Nos.      Description of Exhibits

5.1* Opinion of Phillips Nizer Benjamin Krim & Ballon LLP
10.1*  1996 Stock Option Plan and Form of Stock Option Agreements
23.1*  Consent of BDO Seidman
23.2*  Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included in
       Exhibit 5.1)*
__________________
*Filed herewith.

Item 9.  Undertakings.

     1.  The undersigned Registrant hereby undertakes:

         (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of May 1996.


                                          JONES APPAREL GROUP, INC.


                                          By /s/ Sidney Kimmel
                                             -----------------------
                                             Sidney Kimmel, Chairman



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



Signature                      Title                           Date


/s/ Sidney Kimmel              Chairman and Director           May 15, 1996
- -------------------------      (Chief Executive Officer)
Sidney Kimmel


/s/ Wesley R. Card             Chief Financial Officer         May 15, 1996
- -------------------------      (Principal Financial Officer)
Wesley R. Card


/s/ Gary R. Klocek             Controller                      May 15, 1996
- -------------------------      (Principal Accounting Officer)
Gary R. Klocek


/s/ Herbert J. Goodfriend      Vice Chairman and Director      May 15, 1996
- -------------------------
Herbert J. Goodfriend


/s/ Irwin Samelman             Executive Vice President,       May 15, 1996
- -------------------------      Marketing and Director
Irwin Samelman


                               Director                        May __, 1996
- -------------------------
Geraldine Stutz


                               Director                        May __, 1996
- -------------------------
Howard Gittis